[EXHIBIT 99.1]

                           A BBJ ENVIRONMENTAL TECHNOLOGIES, INC. COMPANY

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  [BBJ ENVIRONMENTAL       BBJ Environmental Solutions, Inc.     Contact:
 SOLUTIONS, INC. LOGO]     6802 Citicorp Blvd., Suite 500
                           Tampa, Florida 33619                  Robert G. Baker
                                                                 Chairman of the Board
 WWW.BBJENVIRO.COM         ph.  800-889-2251
 -----------------         fax: 813-623-4032                     Stock Symbol: "BBJE"
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Press Release

BBJ Environmental Technologies Brings On Industry Leader to Expand BBJ
                        Sales and Marketing

January 8, 2003, Tampa, FL - BBJ Environmental Technologies, Inc. (OTCBB:
BBJE.OB - news) (www.bbjenviro.com) announced today that Mr. Jim Buell has accepted the position of Senior Vice President, Operations. Mr. Buell comes to BBJ from JohnsonDiversey (previously Johnson Wax Professional) where he held the position of Director Sales Strategy and Planning at the JohnsonDiversey headquarters in Racine Wisconsin. He held a series of increasingly responsible positions during his seven-year employment with this $2.6 billion manufacturer of floor care and cleaning products for commercial markets.

Prior to joining JohnsonDiversey, Mr. Buell held several sales and marketing positions with the food service division of The Clorox Company, the Oakland, CA based consumer products giant. His undergraduate work was done at the University of Kentucky followed by work at Northwestern University's highly regarded Kellogg Management Institute. His early sales and marketing experience was gained with The Procter and Gamble Company.

Bob Baker, BBJ's Chairman, stated, "Jim's career has been spent in business-to-business sales and marketing roles and he has twice helped establish successful new businesses. His varied responsibilities have included serving as a brand manager for a start up business, leading field sales and national account teams, and developing the national sales plans for a business." Mr. Buell is married and has two sons in middle school.

"Jim brings a breadth and depth of background and experience that we believe will allow BBJ to maximize the opportunity afforded by the recently announced EPA Registration of BBJ MICROBIOCIDE FOR AIR DUCTS and build on the significant sales growth achieved during 2002. This marks an important milestone in the growth and maturity of BBJ", Mr. Baker added.


For Immediate Release     01/18/03                                 more
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More about BBJ

BBJ Environmental Solutions, Inc. develops, manufactures and markets products that eliminate air contamination in heating, ventilating, air-conditioning and refrigeration systems anywhere they are used (health care facilities, office buildings, residences, schools, governmental
facilities, transportation, food plants, etc.).   BBJ products are
distributed and primarily sold through HVAC wholesalers and contractors and strategic partners across the U.S. All BBJ products are environmentally responsible and easy to use and are registered with the Environmental Protection Agency, NSF International and/or the United States Patent Office. To learn more on how you can improve the healthfulness of your environment, safeguard yourself and your family from the hazards of indoor air pollution and enjoy the benefits from reduced energy bills, please find additional information at http://www.bbjenviro.com.

More about Mr. Baker

Mr. Baker's field of expertise is the control of contamination in air-conditioning and ventilating systems by mold, mildew and bacteria. He writes and speaks frequently about the efficacy, legal risks, and regulatory issues involved in various control strategies. He serves on ASHRAE Technical Committee TC 2.3, TC 2.4, TC 9.8, and Sampling of Airborne Particulate Concentration in Commercial and Residential Buildings GPC 17P. He also serves as a member of ASTM D22.06 (Indoor Air Quality) and is on the Board of Directors of the Indoor Air Quality Association and the Florida Public Health Foundation. Because HVAC applications encompass new uses from an U.S. EPA regulatory standpoint, Mr. Baker works closely with the EPA and industry groups, including serving as the chair of the IAQ committee of the Consumer Specialty Products Association, to help formulate policy in this area.

The statements contained in this press release that are not historical may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are typically identifies by words or phrases such as "believes," "expects," "anticipates," "plans," "estimates," "approximately," "intend," and other similar words and phrases, or future or conditional verbs such as" will," "should," "could," and "may." Such forward-looking statements reflect the Company's current views with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results to differ materially. These risks and uncertainties include, among other things, the Company's ability to market its products; the Company's ability to obtain additional funding; and the Company's ability to obtain regulatory approvals as to new products. Although we believe that our expectations are based on reasonable assumptions, these forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties, and a number of other important factors, many of which are outside of the control of BBJ, which could cause actual results to differ materially from those in the forward-looking statements. Certain of the risks associated with BBJ are set forth in the reports that BBJ has filed with the Securities an Exchange Commission, including the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, the Company's Form 10-QSB for the quarter ended
September 30, 2002, and its reports on Form 8-K.   Any forward-looking
statement speaks only to the date on which the statement is made and BBJ disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.



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